Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
    We consent to the incorporation by reference in Registration Statement Nos. 333-283381, 333-277343, 333-70111, 333-30394, 333-62434, and 333-126058 on Form S-3 and Registration Statement Nos. 333-265707 and 333-148973 on Form S-8 of our reports dated February 14, 2025, relating to the financial statements of SL Green Realty Corp. and the effectiveness of SL Green Realty Corp.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
New York, New York
February 14, 2025